Exhibit 99.1
CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

December 12, 2017

Alon USA Partners LP
7616 LBJ Freeway, Suite 300
Dallas, TX 75251
Attn: The Conflicts Committee of the Board of Directors of Alon USA Partners GP, LLC, the general partner of Alon USA Partners, LP

RE: Consent Statement of Alon USA Partners, LP (“ALDW”) / Prospectus of Delek US Holdings, Inc. (“Delek”) which forms part of the Registration Statement on Form S-4 of Delek (the “Registration Statement”).
Dear Members of the Conflicts Committee:
Reference is made to our opinion letter (“opinion”), dated November 6, 2017, to the Conflicts Committee of the Board of Directors (the “Committee”) of Alon USA Partners GP, LLC, the general partner of ALDW. We understand that ALDW has determined to include our opinion in the Consent Statement of ALDW/Prospectus of Delek (the “Consent Statement/Prospectus”) included in the above referenced Registration Statement.
Our opinion was provided for the Committee (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Consent Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “SUMMARY - Opinion of the Financial Advisor to the ALDW GP Conflicts Committee,” “THE MERGER - Background of the Merger,” “THE MERGER - Recommendation of the ALDW GP Conflicts Committee and the ALDW GP Board,” “THE MERGER - Reasons for the ALDW GP Conflicts Committee’s Recommendation” and “THE MERGER - Opinion of the Financial Advisor to the ALDW GP Conflicts Committee” and to the inclusion of our opinion as Annex B to the Registration Statement. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.
In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.